Exhibit 10.14

Description of the 2014 Performance Incentive Program

The Operating Committee of Ancestry.com LLC approved financial performance objectives under the Ancestry.com Inc. Performance Incentive Program to serve as the basis for determining the Company-wide bonus pool to be paid under the program for 2014.

The Operating Committee confirmed that two corporate performance measures are to be used in calculating the pool for awards for 2014: revenue and adjusted EBITDA. Adjusted EBITDA will be the primary component for determining the amount of the bonus pool. No bonus pool will be created if performance is below either 95% of target adjusted EBITDA or 98% of target revenue. The maximum bonus pool would be created upon attainment of both 108% of the EBITDA target or greater and 105% of the revenue target or greater. Performance between the minimum and maximum is determined pursuant to a matrix of bonus pool amounts. Adjusted EBITDA would be defined as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

Individual payments made from the pool to each participant in the 2014 Performance Incentive Program, including the named executive officers, would be based on each participant’s target bonus percentage of salary, as such amount may be adjusted by (1) the achievement of individual performance goals, (2) individual performance ratings, (3) business unit performance, and (4) such other factors as the Operating Committee or Compensation Committee may determine.